EXHIBIT 99.1

ViaVid Broadcasting Reports March 31, 2004
Fourth Quarter and Year-End Results

Revenues increase 29.5% from a year earlier and 19.5% over preceding quarter

July 9, 2004 – ViaVid Broadcasting Inc. (OTC-BB: VVDB), a provider of teleconferencing, web conferencing, transcription and support services, has announced its Fourth Quarter and Year-End results for period ending March 31, 2004.

On an annual basis, revenue grew by approximately 29.5% from $568,517 in the year ended March 31, 2003 to $736,364 in the year ended March 31, 2004. Sequential quarterly revenues in the fiscal year ended March 31, 2004 increased by 19.5% from $183,966 in the third quarter to $219,954 in the fourth quarter. In the comparable fourth quarters of the two fiscal years, revenues grew by 36% from $161,616 in 2003 to $219,954 in 2004.

Net loss for the quarter ended March 31, 2004 was $63,661 compared to a net loss of $41,892 in the fourth quarter of the prior fiscal year. The net losses for the two fiscal years ended March 31, were $144,584 in 2004 compared to $343,470 in 2003. The net loss for the year and the fourth quarter also was affected by an adjustment to foreign exchange.

The increase in revenues during the quarter ended March 31, 2004 primarily reflects new customer acquisitions through increased sales and marketing efforts.

For the quarter and year ended March 31, 2004, our operating expenses were $283,657 and $881,101, respectively, compared to $203,536 and $912,088, respectively, in the comparable periods of the previous fiscal year.

At March 31, 2004 our cash and accounts receivables were $244,595; and accounts payable and accrued liabilities were $184,061. At its current level of revenues, ViaVid believes it will be able to support operations out of cash flow. However, as opportunities arise the company may seek additional capital.

“We are pleased and encouraged by the performance over the past year. This quarter we continued to see the benefits of our ongoing focus on expansion in the sales and marketing department,” stated, Brian Kathler, ViaVid’s President and Chief Executive Officer. “We made good progress in new customer acquisitions and increased penetration of our services within existing customers. We believe we are well positioned to achieve our goals for the coming year.”

About ViaVid

ViaVid (www.viavid.net), a leading provider of audio and web conferencing services, is the developer of the ViaVision Conferencing Platform, a complete conferencing environment that is designed to enhance traditional conferencing services.

The Company provides technologically advanced, cost-effective, audio and web conferencing services. ViaVid’s solutions are designed to meet a variety of conferencing needs, including day-to-day meetings, investor relations events, presentations, and group training. The Company’s products and services are available 24 hours a day, 7 days a week.

These products and services utilize proprietary, in-house systems that integrate traditional telephony technology with powerful Web-based technology. From a simple conference call to a dynamic online presentation, our clients are able to choose the solution that best meets their unique communication needs. A key component of our business model, resulting from the ready availability of in-house expertise, infrastructure, and equipment, is the ability to offer our clients a cost-effective, yet scaleable, means of communications that can be customized to meet individual customer needs.

The Company is committed to developing the most effective and efficient Information Systems available that provide easy access from anywhere in the world.

Cautionary Statement:  This press release includes “forward-looking statements” as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements made herein and elsewhere concerning VIAVID include, but are not limited to, our plans and objectives for our future operations, including plans or objectives relating to our services, our plans and objectives regarding revenues and expenses in future periods, our needs for capital expenditures, our ability to maintain our competitive position, our plans and objectives and needs to raise additional capital, the terms on which such capital can be raised, the period over which any capital available currently to us or raised in the future will be sufficient to meet our current or future levels of operating and other expenses, and our plans regarding the uses of that capital, as well as any other prospective financial information concerning us. We cannot assure you that we will be successful in growing our user and customer base as we plan, attracting companies to use our Internet-based communication services for the dissemination of their news information, realizing material amounts of webcasting or other revenues, achieving any commercial advantage relative to other financial news dissemination media companies or raising the additional capital required to support our operations or the terms and conditions on which such capital can be raised. If our assumptions are incorrect or our webcasting or other growth plans or plans to realize revenues or raise additional capital fail to materialize, we may be unsuccessful in developing as a viable business enterprise. Under such circumstance your entire investment will be in jeopardy and may be lost. Our business plan has evolved over time, and we expect that our plans will evolve further in the future. We caution you that various risk factors relating to our forward looking statements are described, among other places, in our Annual Reports on Form 10K-SB, Quarterly Reports on Form 10-QSB, and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans.

VIAVID BROADCASTING INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)

	Year Ended March 31, 2004	Year Ended March 31, 2003

REVENUE
Broadcast and web income	$736,364	$568,517

EXPENSES
Amortization	25,199	35,958
Bad debts	1,680	3,228
Conference calls	315,057	294,925
Consulting	298,335	247,027
Interest	5,094	4,533
Loss on sale of property and equipment	—	3,994
Office and miscellaneous	145,678	98,076
Professional fees	18,678	49,132
Rent	8,869	30,710
Salaries and benefits	54,647	54,270
Stock based compensation	—	87,767
Travel and promotion	7,864	2,468

	881,101	912,088

Loss before other item	(144,737)	(343,571)

OTHER ITEM
Interest income	153	101

Loss for the year	$(144,584)	$(343,470)

Basic and diluted loss per common share	$(0.01)	$(0.03)

Weighted average number of shares of common stock outstanding	12,990,398	12,111,000

For more information regarding this release please contact:

Bob Gamon
ViaVid Broadcasting Inc.
Tel: 1-888-562-0262

For more information regarding this release please contact:

Bob Gamon
ViaVid Broadcasting Inc.
145 Chadwick Court, Suite 290
North Vancouver, BC, Canada V7M 3K1
Tel: 1-888-562-0262